CHAPMAN AND CUTLER LLP
                             111 WEST MONROE STREET
                            CHICAGO, ILLINOIS 60603





                             August 16, 2012




First Trust Exchange-Traded Fund
120 East Liberty Drive, Suite 400
Wheaton, Illinois 60187



         Re:             First Trust Exchange-Traded Fund
                     ---------------------------------------

Ladies and Gentlemen:

     We have served as counsel for the First Trust Exchange-Traded Fund (the "Trust"), which proposes to offer and sell shares of each of its series (the "Shares"), First Trust CBOE S&P 500 VIX Tail Hedge Fund (the "Fund"), in the manner and on the terms set forth in Amendment No. 71 and Pre-Effective Amendment No. 71 to its Registration Statement on Form N-1A filed on or about August 16, 2012 (the "Amendment") with the Securities and Exchange Commission under the Investment Company Act of 1940, as amended, and the Securities Act of 1933, as amended, respectively.

     In connection therewith, we have examined such pertinent records and documents and matters of law, including the opinion of Bingham McCutchen LLP issued to the Trust or Trust's counsel upon which we have relied as they relate to the laws of the Commonwealth of Massachusetts, as we have deemed necessary in order to enable us to express the opinion hereinafter set forth.

     Based upon the foregoing, we are of the opinion that:

     The Shares of each Fund may be issued from time to time in accordance with the Trust's Declaration of Trust dated August 8, 2003 and the Trust's By-Laws, and subject to compliance with the Securities Act of 1933, as amended, the Investment Company Act of 1940, as amended, and applicable state laws regulating the sale of securities and the receipt by the Fund of the purchase price of not less than the net asset value per Share, and such Shares, when so issued and sold by the Fund, will be legally issued, fully paid and non-assessable, except that, as set forth in the Amendment, shareholders of the Fund may under certain circumstances be held personally liable for its obligations.

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August 16, 2012
Page 2


     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement (File No. 333-125751) relating to the Shares referred to above, to the use of our name and to the reference to our firm in said Registration Statement.

                                  Respectfully submitted,



                                  CHAPMAN AND CUTLER LLP